Exhibit 10.1

October 1, 2013

Ernest R. De Paolantonio

4 Krista Court

Mendham, NJ 07945

Re:	Conditional Offer of Employment

Dear Ernie,

BioDelivery Sciences International, Inc. (BDSI) is pleased to extend to you a conditional offer of employment as Chief Financial Officer (CFO) in accordance with the following terms and conditions. Please note that this offer is subject to you satisfying our criteria in a pre-employment background and reference check. This letter is intended to supersede any previous letter between you and BDSI relating to your appointment.

Position description: The CFO`will be responsible for overseeing BDSI’s global financial strategy and organization. He will work with senior executives and the board of directors to establish financial and strategic goals for the company, and financial and investing strategies to meet specific business objectives, legal, regulatory and securities reporting requirements. Responsibilities include long-range financial planning and policies, accounting practices and procedures and the company’s relationship with the financial and shareholder communities. Oversees all aspects of financial planning and reporting including; the controller function, accounting, treasury, and tax on a global basis to ensure compliance with financial reporting standards, shareholder requirements and regulatory requirements. May also direct the functions of business planning, legal, human resources, and/or information systems and be involved in certain operational matters. Responsible for all financial functions (including controller, treasury, tax, accounting, budgets) on a global basis. If requested, CFO will also act as Treasurer and Secretary of BDSI.

If you decide to join BDSI, your proposed starting date will be no later than October 15, 2013, as agreed to by you and BDSI’s CEO.

You will receive an initial salary of $11,538.46 payable bi-weekly, which is equivalent to an annual salary of $300,000. You will also be provided with 100% of your starting annual base pay in incentive stock options. The strike price of these options will be based upon the 30 day vwap. The options will vest annually over 3 years in increments of 1/3, 1/3, and 1/3, respectively beginning on your first anniversary of your start date. Annual adjustments to salary, as well as bonus and additional stock option or RSU awards are at the discretion of the Board of Directors and based on meeting personal and corporate objectives for the year. Your annual bonus target is 35% of your salary. You will also be provided with 4 weeks paid vacation according to BDSI’s Vacation Policy in addition to 11 company-paid holidays each year.

We will also provide you and your wife with one set of round trip tickets and two night hotel accommodations if you do not have your own accommodations for a housing search in the Raleigh area. We will also provide you with 3 months of temporary housing assistance (assuming you remain employed during such period) up to $1400.00 per month. We will also pay to have you and your family’s personal items and housing contents moved from your current home to your temporary or permanent housing. You will need to obtain/provide three quotes for the cost of moving these contents. .We will reimburse you for the least expensive quote. If you choose a different carrier, you will be responsible for the difference.

801 Corporate Center Drive, Suite 210, Raleigh, North Carolina 27607

Tel +1 919 582 9050 Fax +1 919 582 9051

www.biodeliverysciences.com

Upon acceptance of this offer, you will be permitted to participate in the following benefits, in accordance with our policies as they may change from time to time, and after meeting the applicable eligibility requirement of 30 days of continued employment:

•	Health insurance (Premiums paid 100% by BDSI for all coverage levels)

•	Dental Insurance (Premiums paid 100% by BDSI for all coverage levels)

•	Basic Life & Accidental Death & Dismemberment Insurance

•	Long and Short Term Disability Insurance

•	401(k) Plan (after 60 days) with Employer match

•	Employee Stock Options Plan

Additionally, as a full-time employee, you would be entitled to five paid sick days due to illness in accordance with BDSI’s Sick Leave Policy, which may be modified from time to time, at the discretion of the Board of Directors.

Your employment with BDSI will be at will. However, if BDSI terminates your employment other than for “Cause” (as defined below) or when your employment terminates in the case of your death or permanent disability, BDSI will pay you a one-time cash severance payment equal to your full year’s base salary if you have been continuously employed for greater then one (1) year; otherwise you will be entitled to a one-time cash severance payment equal 50% of your full year’s base salary. As used herein, the term “Cause” means (i) a continuing material breach or material default (including, without limitation, any material dereliction of duty) by you of any agreement between you and BDSI or your continuing failure to follow the direction of BDSI’s Chief Executive Officer or its Board of Directors; (ii) your gross negligence, willful misfeasance or breach of fiduciary duty; (iii) your commission of an act of fraud, embezzlement or any felony or crime of dishonesty in connection with your duties with BDSI; or (iv) your conviction of a felony or any other crime that would materially and adversely affect: (a) BDSI’s business reputation or (ii) the performance of your duties for BDSI. In the event of a termination of your employment for Cause, BDSI will pay your salary and expenses reimbursable incurred through the date of termination, and thereafter BDSI shall have no further responsibility for termination or other payments to you.

In addition, if your employment with BDSI is terminated by BDSI or its successor within six (6) months following the occurrence of a “Change of Control” (as defined below) (a “Severance Triggering Event”), then: (i) you will be entitled to a one-time cash severance payment equal to your then current annual base salary; (ii) you shall maintain any rights that you may have been specifically granted pursuant to any of BDSI’s or its successor’s retirement plans, supplementary retirement plans, profit sharing and savings plans, healthcare, 401(k) and any other employee benefit plans sponsored by BDSI or its successor and (iii) all unvested options to acquire shares of BDSI common stock granted to you under BDSI’s 2011 Equity Incentive Plan or any similar plan shall immediately become fully vested and shall be exercisable over a period of three (3) years from the occurrence of a Severance Triggering Event. Following BDSI or its successor’s compliance with clauses (i), (ii) and (iii) above, BDSI or its successor shall have no further obligations to you following termination. In addition, upon any termination of your employment by BDSI, should BDSI agree in its discretion to pay you severance, a condition to the payment of any severance amount or post-termination benefit shall be: (i) BDSI’s concurrent receipt of a general release by you of all claims against BDSI and its affiliates in the form reasonably acceptable to you and BDSI and (ii) that all such payments shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

For purposes of the foregoing, the term “Change of Control” means the occurrence of any one or more of the following events (it being agreed that, with respect to paragraphs (i) and (iii) of this definition below, a “Change of Control” shall not be deemed to have occurred if the applicable third party acquiring party is an “affiliate” of BDSI within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended): (i) an acquisition (whether directly from BDSI or otherwise) of any voting securities of BDSI (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power of the BDSI’s then outstanding Voting Securities; (ii) the individuals who, as of the date hereof, are members of BDSI’s Board of Directors cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting BDSI, to constitute at least fifty-one percent (51%) of the members of the

801 Corporate Center Drive, Suite 210, Raleigh, North Carolina 27607

Tel +1 919 582 9050 Fax +1 919 582 9051

www.biodeliverysciences.com

Board of Directors; or (iii) approval by the Board of Directors and, if required, stockholders of BDSI of , or execution by BDSI of any definitive agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a Change of Control): (A) a merger, consolidation or reorganization involving BDSI, where either or both of the events described in clauses (i) or (ii) above would be the result; (B) a liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, BDSI; or (C) an agreement for the sale or other disposition of all or substantially all of the assets of BDSI to any Person (other than a transfer to a subsidiary of BDSI).

Please note that this offer is contingent upon:

(i)	Confirmation of employee-provided information regarding prior work history, education, personal and professional references. A formal background investigation will be undertaken; employment is contingent pending the validation of satisfactory results by the investigating agency;

(ii)	Approval by the Compensation Committee of BDSI’s Board of Directors of the compensation terms of this letter and your formal appointment by BDSI’s Board of Directors as an executive officer of BDSI;

(iii)	Execution and delivery to BDSI of BDSI’s standard Confidentiality, Intellectual Property and Non-Competition Agreement for employees (provided in separate documentation); and

(iv)	Compliance with requirements of the Immigration Reform and Control Act. (Completion of I-9 form and copies of appropriate documents must be provided on your first day of employment).

You further agree that the terms of this conditional offer of employment are confidential and that you will not effect, directly or indirectly, any transactions involving BDSI’s publicly-traded securities while in possession of material non-public information relating to BDSI (which includes the fact that you are in discussions to join BDSI).

If the above terms are acceptable, please contact me at your earliest convenience regarding acceptance of our contingent offer of employment. I can be contacted by phone at (919) 582-9050. To formally accept this offer, please sign in the appropriate place below and return an executed copy of this letter to me. Please retain an executed copy of this letter for your own records.

We are excited about the future of BDSI and your contribution to our success.

I look forward to hearing from you regarding this offer.

Regards,

/s/ Mark A. Sirgo

Mark A. Sirgo, Pharm. D.

President & CEO

BioDelivery Sciences International, Inc.

Acknowledged and agreed as of the date set forth below:

/s/ Ernest R. De Paolantonio
Name:	Ernest R De Paolantonio

Dated:	10/1/2013

801 Corporate Center Drive, Suite 210, Raleigh, North Carolina 27607

Tel +1 919 582 9050 Fax +1 919 582 9051

www.biodeliverysciences.com